Exhibit 99.1

SurModics Fourth Quarter 2004 Results

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports Fourth Quarter and Fiscal Year 2004 Results
Record Quarterly and Fiscal Year Revenue; Record Quarterly Earnings

EDEN PRAIRIE, Minnesota — October 27, 2004 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery solutions to the medical device industry, today reported financial results for the fourth quarter and fiscal year ended September 30, 2004.

Fourth Quarter and Fiscal Year 2004 Highlights:

▪	Record Revenue for Fiscal Year 2004 of $49.7 million and Fourth Quarter of $13.5 million

▪	Non-Cordis Revenue Growth for Third Consecutive Quarter

▪	Operating Income for Fourth Quarter 2004 of $8.3 million; Operating Margin of 62%

▪	Fourth Quarter 2004 Diluted EPS of $.31

▪	Fiscal Year 2004 Diluted EPS of $.42; Comparative (excluding asset impairment charge) Diluted EPS a Record $1.00

▪	Record Number of New Licenses; Record Number of New Products Launched by Our Customers for the Year

▪	R&D Revenue Growth for Third Consecutive Quarter

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SurModics Fourth Quarter 2004 Results

     “SurModics is pleased to report record revenue for both the fourth quarter and the full fiscal year 2004. This achievement marks the sixth consecutive year of revenue growth since our IPO in 1998,” said Dale Olseth, Chairman and CEO. “Our continued success is a testament to our ability to provide innovative technologies to our customers in key focus markets.”

     Fiscal year 2004 revenue was $49.7 million, a 15% increase over fiscal year 2003 revenue of $43.2 million. The company recorded a one-time impairment charge in the third quarter of fiscal year 2004. The non-cash impairment charge totaled $16.5 million and was recorded against the company’s contract manufacturing facility in Bloomington, Minnesota. In March, SurModics announced its plans to sell the facility. Including this impairment charge, income from operations was $10.5 million, compared with $20.6 million in the prior-year period. Net income was $7.4 million, or $.42 per diluted share, compared with $13.9 million in fiscal year 2003 net income, or $.78 per diluted share. Excluding the charge, net income and diluted earnings per share for the year would have been $17.8 million and $1.00 per share, respectively.

     Revenue for the fourth quarter of fiscal 2004 was a record $13.5 million, an increase of 7% from the $12.6 million recorded in the fourth quarter of fiscal 2003. Operating income grew 21% to a record $8.3 million, from $6.8 million in the prior-year period. Net income increased 22% to $5.4 million, from $4.4 million in the same period last year. Diluted earnings per share was $.31, compared with $.25 in fiscal 2003. Royalties and license fees benefited from an approximate $1.0 million in back royalties paid on several prior quarters of product sales by one of our 69 licensed customers, as well as a $250,000 milestone license fee from GE Healthcare (formerly Amersham Biosciences) for achievement of a technical milestone.

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SurModics Fourth Quarter 2004 Results

     “We continue to make meaningful progress in executing our strategic plan and focusing the company on our customers,” said Bruce Barclay, President and COO. “We are working hard to increase the diversification of our business across technologies and customers, and we are pleased with the results to date. In particular, the fact that non-Cordis revenue has grown sequentially for three consecutive quarters demonstrates the growing value of our broad product portfolio.” Total revenue from Cordis in the fourth quarter declined modestly from the third quarter and has declined more significantly from the first and second quarters.

     “We are also pleased with the growth in research and development revenue this quarter — the third consecutive quarter of sequential growth,” Barclay continued. “We believe the strength of R&D revenue underscores the quality and quantity of the growing pipeline of potential future products and our commitment to providing value-added technologies to our customers.”

     Furthermore, SurModics’ pipeline continues to expand. The Company signed a record 7 new licenses in the fourth quarter, bringing the total for the full year to 17, also a record. At September 30, SurModics’ customers had 77 coated products generating royalty revenue, compared with 69 in the prior-year period; the total number of licensed products not yet launched rose to 64, from 61 a year ago; and major non-licensed opportunities increased to 73, from 24 a year ago. In total, the Company now has 137 potential commercial products in development with opportunities in each of the company’s four focus markets.

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SurModics Fourth Quarter 2004 Results

     SurModics continues to exert fiscal discipline in its operations. Operating expenses for the fourth quarter 2004 declined 13% from the fourth quarter of last year and also declined 10% sequentially from the third quarter of this year, to the lowest level since the fourth quarter of fiscal 2002. Despite the reduction in total operating expenses, investment in R&D remains a priority. R&D expense in the quarter was essentially flat compared with the prior-year period. On an annual basis, R&D expense increased 7% from fiscal year 2003.

     “We are in excellent financial condition,” said Phil Ankeny, CFO and Vice President of Business Development. “Our balance sheet remains strong, with a cash and investment balance of $63.3 million and no debt.”

Live Webcast

     SurModics will host a Webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the fourth quarter webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the fourth quarter conference call, dial 800-405-2236 and enter conference call ID # 11012343. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, October 27, until 5:00 p.m. CT on Wednesday, November 3.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification and drug delivery solutions, licenses its proprietary technologies to medical device, diagnostics, and biotechnology companies around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

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SurModics Fourth Quarter 2004 Results

Forward-Looking Statements

     Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. Factors that may cause actual results to differ from the forward-looking statements include those described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SurModics Fourth Quarter 2004 Results

SurModics, Inc.
Income Statements
(In thousands, except per share data)

	Year Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
			(Unaudited)
Revenue:
Royalties and license fees	$34,836	$25,833	$9,758	$8,523
Product sales	10,478	11,804	2,268	3,048
Research & development	4,424	5,595	1,443	1,052

Total revenue	49,738	43,232	13,469	12,623

Operating expenses:
Product	3,035	2,649	735	696
Research & development	12,633	11,790	3,087	3,127
Sales & marketing	1,683	2,224	283	521
General & administrative	5,416	5,929	1,069	1,444
Asset impairment charge	16,497	—	—	—

Total operating expenses	39,264	22,592	5,174	5,789

Income from operations	10,474	20,640	8,295	6,834

Investment income	1,372	1,859	353	336

Income before income taxes	11,846	22,499	8,648	7,170

Income tax provision	(4,410)	(8,563)	(3,205)	(2,726)

Net income	$7,436	$13,936	$5,443	$4,444

Basic net income per share	$0.42	$0.80	$0.31	$0.25

Diluted net income per share	$0.42	$0.78	$0.31	$0.25

Weighted average shares outstanding Basic	17,501	17,363	17,530	17,436
Diluted	17,800	17,837	17,836	17,852

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SurModics Fourth Quarter 2004 Results

SurModics, Inc.
Comparative Analysis of Earnings
(In thousands, except per share data)

	Year Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Income from operations (GAAP)	$10,474	$20,640	$8,295	$6,834

Add: Asset impairment charge	$16,497	—	—	—
Comparative income from operations	$26,971	$20,640	$8,295	$6,834

Diluted net income per share (GAAP)	$0.42	$0.78	$0.31	$0.25

Add: Net impact of asset impairment	$.58	—	—	—
Comparative diluted net income per share	$1.00	$0.78	$0.31	$0.25

Certain information in the attached financial release may be considered non-GAAP Financial Information as contemplated by SEC Regulation G. Accordingly, we are providing the preceding table, which reconciles results to their corresponding GAAP based operating results presented in our Income Statements, in the accompanying press release.

Management believes the presentation of these non-GAAP financial results, in connection with the results of the fiscal quarter and year ended September 30, 2004, provide useful information to investors regarding our results of operations, as these non-GAAP financial measures allow investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not a substitute for, financial measures prepared in accordance with GAAP.

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SurModics Fourth Quarter 2004 Results

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	September 30,	September 30,
	2004	2003
Assets

Current assets:
Cash & investments	$19,215	$6,647
Accounts receivable	8,130	9,145
Inventories	1,040	863
Other current assets	1,184	1,104

Total current assets	29,569	17,759

Property & equipment, net	15,738	33,936
Long-term investments	44,088	39,164
Other assets	20,386	6,949

Total assets	$109,781	$97,808

Liabilities & Stockholders’ Equity

Total current liabilities	$11,789	$10,027

Other liabilities	3,488	1,667

Total stockholders’ equity	94,504	86,114

Total liabilities & stockholders’ equity	$109,781	$97,808

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